Exhibit 99.1

Peapack-Gladstone Financial Corporation to Acquire Wealth Management Consultants, (NJ), LLC.

Bedminster, New Jersey – March 19, 2015 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:  PGC), parent company of Peapack-Gladstone Bank, announced today that it has entered into a definitive agreement to acquire Morristown, NJ-based Wealth Management Consultants (NJ), LLC  (“WMC”).

Doug Kennedy, PGB’s President and CEO commented, “We are excited that WMC has decided to join Peapack-Gladstone Bank and become a foundational part of our private wealth management business. WMC’s advice-led business model marries perfectly with Peapack-Gladstone Bank’s vision and commitment to providing objective, relationship-driven solutions to help individuals build, protect and transition their wealth to future generations. Joining forces was a natural outcome.”

Established in 1998 by Thomas J. Ross Jr., WMC provides objective, comprehensive, financial, investment and tax planning advice to ultra-high net worth individuals.  These services include financial advice, estate and income tax planning, compensation and benefit planning and investment advisory services.  WMC’s clients control over $2 billion of assets with approximately $450 million of assets under advisement through a sophisticated “open architecture” platform through Callan Associates, a nationally recognized institutional investment consultant.

Tom Ross, President of WMC stated, “We had no plans to become part of a larger financial services firm, but I am truly excited to have found a professional organization that shares our vision of quality advice and exceptional client service. I have admired Peapack-Gladstone Bank from afar for many years and have also known and respected both Doug Kennedy and John Babcock professionally for many years. I have complete confidence that combining our two practices will create a powerful, best-in-class, client-centric financial advisory organization.”

WMC has particular expertise in advising senior corporate executive clients on a variety of complex retirement plan, stock option, deferred compensation and employment contract issues.  Prior to establishing WMC, Mr. Ross was a partner at Coopers & Lybrand where he led their Personal Financial Services (PFS) practice in the New York metropolitan area, served on the Firm’s National PFS steering committee and founded their Registered Investment Advisory subsidiary.

John Babcock, President of Private Wealth Management at PGB stated, “In addition to all of the obvious synergies to be realized and the benefits that our respective clients will enjoy as a result of combining our two firms, we are particularly excited by WMC’s alliance with Callan Associates, Inc.; specifically WMC’s access to Callan’s Investment Advisory Group’s (IAG) outstanding due diligence, research, and analytical resources and their platform of best-in-class separate account managers across all asset classes and style universes.”

With a market value of over $2.99 billion under management and administration at December 31, 2014, the wealth management division of Peapack-Gladstone Bank is one of the largest New Jersey-based asset managers, with wealth management offices in Bedminster, Morristown, Princeton and Teaneck, as well as a trust office in Greenville, Delaware.  The WMC transaction solidifies PGB as a leader in wealth management and positions the organization to become the premier client-centric financial advisory organization in the New York metropolitan area.

About Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $2.70 billion as of December 31, 2014.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking solutions to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•	inability to realize expected revenue synergies from the WMC acquisition in the amounts or the timeframe anticipated;
•	inability to retain customers and employees of WMC;

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	inability to manage our growth;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on form 10-K for the year ended December 31, 2014. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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Contact: Jeffrey J. Carfora, SEVP and CFO, Peapack-Gladstone Financial Corporation, 500 Hills Drive, Suite 300, Bedminster, NJ 07921 jcarfora@pgbank.com, (908) 719-4308.